Exhibit 99.1

Contact: Jeremy W. Smeltser (Investors)

704-752-4478

E-mail: investor@spx.com

Tina Betlejewski (Media)

704-752-4454

E-mail: media@spx.com

SPX REPORTS SECOND QUARTER 2004 RESULTS

Revenues up 16%, Diluted GAAP EPS from Continuing Operations of $0.94

CHARLOTTE, NC – August 2, 2004 – SPX Corporation (NYSE:SPW) today reported results for the second quarter ended June 30, 2004. Revenue increased 15.8% to $1.45 billion from $1.26 billion in the year-ago quarter. Organic revenue growth was 8.9% (2.5% of which resulted from the favorable impact of currency fluctuations). Diluted earnings per share from continuing operations were $0.94, compared with $0.65 in the year-ago quarter. Diluted earnings per share including discontinued operations were $0.72, compared with $0.69 in the year-ago quarter. Free cash flow from continuing operations during the quarter was $15.8 million, compared with $86.0 million in the year-ago quarter.

John B. Blystone, Chairman, President and CEO said, “We continued to experience organic growth in each segment during the second quarter. Volume increases remain the primary driver of growth, while margins were negatively impacted by a number of factors, including rising raw material costs, higher pension expense and the expensing of restricted stock. To support this positive revenue trend, we made significant additional investments in working capital. Our plan for the year is back-end loaded, and we expect SPX’s typical seasonality to drive stronger operating results and cash flow in the second half of the year. As a result of the positive financial impact of unusual items, which were partially offset by lower than expected operating results, we are adjusting our 2004 guidance for GAAP earnings per share from continuing operations to $3.50 to $3.60 per share from $3.41 to $3.60 per share. Our free cash flow conversion target for the year remains at 100-120% of net income from continuing operations.”

The company noted that its full year targets are based on continuing operations, as SPX has started a process to divest the municipal water valve product line within its Flow Technology segment. For GAAP purposes, this product line is treated as a discontinued operation, and its results and the expected loss on the sale, net of tax, are shown as results of discontinued operations.

FINANCIAL HIGHLIGHTS

Revenues: Revenues for the second quarter 2004 grew 15.8% to $1.45 billion, compared to $1.26 billion in the year-ago quarter. Organic revenues (revenues excluding acquisitions and divestitures) improved 8.9%, compared to the 2003 second quarter. The strength of foreign currencies against the U.S. dollar had a favorable impact on organic revenues of approximately 2.5%.

Operating Margins: Second quarter operating margins were 6.1%, compared to 9.6% in the year-ago quarter. The margin decrease was primarily attributable to operating declines, charges for asset write-downs, incremental legal expenses, raw material cost increases, higher pension expenses recorded in 2004, an increase in stock compensation expense associated with restricted stock awards in 2004, and acquisitions completed in 2003 and the first quarter of 2004, which have historically lower margins than the existing business.

Diluted Earnings Per Share: Second quarter 2004 diluted earnings per share from continuing operations were $0.94, compared to $0.65 in the 2003 quarter. Second quarter results in 2004 were impacted by a number of items, including:

•	$0.44 per share, or $33.3 million, benefit associated with the closure of certain income tax matters,

•	$0.07 per share, or $8.4 million, benefit to interest expense associated with the change in fair value of interest rate swap agreements,

•	($0.09) per share, or $10.5 million, for incremental pension and stock compensation expenses,

•	($0.10) per share, or $11.4 million, for asset write-downs related to product line discontinuances in broadcast and communication systems and services ($7.5 million) and restructuring of distribution channels at Dock Products ($3.9 million), and

•	($0.03) per share, or $4.1 million, for incremental legal expenses.

Cash Flow: Free cash flow, a non-GAAP metric defined as cash flow from operations less capital expenditures, for the quarter was $15.8 million, compared to $86.0 million in the year-ago period. The decline was primarily due to additional interest paid of $28.1 million and working capital investments to support revenue growth. To support the investments in working capital, the company continues to utilize working capital facilities, including non-recourse sales of certain trade receivables, which contributed $34.2 million in the second quarter of 2004.

SEGMENT RESULTS

Technical Products and Systems

Revenues in the second quarter of 2004 were $333.1 million, compared to $312.0 million in the year-ago period, an increase of $21.1 million, or 6.8%. The increase was due primarily to acquisitions completed in 2003 and in the first six months of 2004. Organic revenues increased 1.0% as organic growth at security and integrated building life-safety systems and laboratory and life sciences offset organic revenue declines at broadcast and communications and electrical test and measurement.

Segment income was $33.7 million, or 10.1%, compared to $49.2 million, or 15.8%, in the second quarter of 2003. As part of an integration strategy in broadcast and communications, a $7.5 million charge was recorded in the second quarter of 2004 related to the write-down of inventories associated with the discontinuance of certain utility and telecommunications product lines. The remaining decrease in operating margins was due primarily to lower revenues for automated fare collection systems which have higher average margins than the remainder of the segment, an increase in selling, general and administrative expenses due to new acquisitions completed in 2003 and 2004, competitive pressures and the unfavorable impact of the continued strong Euro relative to the U.S. dollar at laboratory and life sciences, and higher selling, general and administrative expenses at integrated building life-safety systems to support new product introductions.

Industrial Products and Services

Revenues in the second quarter of 2004 were $421.9 million, compared to $379.2 million in the year-ago period, an increase of $42.7 million, or 11.3%. The increase was due primarily to organic revenue growth across the segment resulting from stronger product demand.

Segment income was $29.7 million, or 7.0%, compared to $43.1 million, or 11.4%, in the second quarter of 2003. Raw material cost increases, net of sales price recovery, reduced segment income by an estimated $3.8 million in the second quarter of 2004. Dock Products continued to experience higher operating costs in the second quarter of 2004 as a result of operating inefficiencies caused by a delay in the start-up of a new facility in Reynosa, Mexico. These inefficiencies and the increase in raw material costs contributed to an operating loss of $4.3 million in the quarter. In addition, a $3.9 million charge was recorded at Dock Products related to the write-off of receivables associated with the restructuring of the distribution network in the mid-western market.

Segment income in the compact hydraulic tools business improved significantly in the second quarter of 2004, compared to the prior-year period, due to organic revenue growth and completion of restructuring actions in this business. Compaction equipment experienced a significant decline in segment margins due to the unfavorable impact of the continued strong Euro relative to the U.S. dollar, an increase in steel costs and increased costs related to new product introductions and marketing. Power systems experienced lower margins due to competitive pressures and raw material cost increases as compared to the second quarter of 2003.

Flow Technology

Revenues in the second quarter were $264.8 million, compared to $213.7 million in the year-ago period, an increase of $51.1 million, or 23.9%. The increase in revenues was primarily due to a bolt-on acquisition completed in the first quarter of 2004 and 8.2% organic revenue growth in the segment. Stronger demand for valves, air treatment products and boilers offset slightly lower demand for process equipment.

Segment income was $28.1 million, or 10.6%, compared to $30.6 million, or 14.3% in the second quarter of 2003. Improved margins at process equipment due to restructuring actions completed in 2003 were offset by lower margins in air treatment due to an acquisition completed in the first quarter of 2004, which has historically lower margins than the remainder of the segment, and operating inefficiencies at valves and controls. Segment margins were also reduced by increased steel costs.

Cooling Technologies and Services

Revenues in the second quarter were $200.1 million, compared to $152.3 million in the year-ago period, an increase of $47.8 million, or 31.4%. The increase in revenues was largely a result of acquisitions completed in 2003. Organic revenue growth was 9.5%, 3.6% of which resulted from the stronger Euro relative to the U.S. dollar compared to 2003, and strong product demand in Asia and service revenues in Europe.

Segment income was $20.3 million, or 10.1%, compared to $16.3 million, or 10.7%, in the second quarter of 2003. The second quarter of 2003 included a $3.2 million benefit from an operational cost improvement at an environmental remediation site.

Service Solutions

Revenues in the second quarter of 2004 were $233.5 million, compared to $197.8 million in the year-ago period, an increase of $35.7 million, or 18.0%. Organic revenues grew 17.2% in the second quarter due to increased demand for dealer equipment services (“DES”), aftermarket mechanical tools and original equipment tools in the U.S. and Europe.

Segment income was $27.1 million, or 11.6%, compared to $24.4 million, or 12.3% in the second quarter of 2003. Segment margins declined due to a change in product mix resulting from increased demand for DES and aftermarket mechanical tools.

OTHER SECOND QUARTER ITEMS

Discontinued Operations: During the quarter, the company recorded a loss from discontinued operations, net of tax, of $16.5 million, associated with the probable sale of its municipal water valve product line previously reported as part of the Flow Technology segment. It is expected that the sale of this product line will be completed in 2004. For GAAP purposes, this product line is treated as a discontinued operation, and its results for all periods and the expected loss on the sale, net of tax, are consolidated under the caption “(Loss) income from discontinued operations, net of tax” on the attached condensed consolidated statements of income.

On April 7, 2003, SPX and CNT announced a definitive agreement resulting in the acquisition by CNT of all of the outstanding shares of SPX’s Inrange Technologies subsidiary for approximately $190 million in cash. The transaction closed on May 5, 2003, and SPX received approximately $149 million in net cash proceeds. For GAAP purposes, Inrange is treated as a discontinued operation. Inrange’s results for all periods and the loss on the sale, net of tax, are consolidated under the caption “(Loss) income from discontinued operations, net of tax” on the attached condensed consolidated statements of income.

Accounting for Contingently Convertible Debt: In July 2004, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board provided a tentative conclusion on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” Under the EITF’s tentative conclusion, contingently convertible shares attached to a debt instrument are to be included in the calculation of diluted earnings per share regardless of whether the contingency has been met. If a final consensus is reached in support of the tentative conclusion, SPX would be required to adopt the provisions of EITF Issue No. 04-08 for its Liquid Yield Option Notes for periods ending after December 15, 2004, including the retroactive restatement of all diluted earnings per share calculations for all periods presented. The EITF Issue No. 04-08 is currently subject to a comment period and the EITF will review the comments at its September 2004 meeting. The company has reviewed the provisions of the Issue No. 04-08 and has determined that the adoption would result in the reduction of diluted earnings per share. However, the exact amount of dilution, which may be more than the “if converted” amounts, cannot be determined until the EITF provides further guidance. Based on the “if converted” provisions of SFAS Number 128, “Earnings Per Share,” if the LYONs had been converted as of January 1, 2004, diluted earnings per share from continuing operations would have been $0.87 and $1.33 for the three and six months ended June 30, 2004, respectively.

Dividend: On May 26, 2004, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on June 10, 2004. The second quarter dividend, totaling $19.0 million, was paid on July 1, 2004.

Form 10-Q: The company’s quarterly report on Form 10-Q for the period ended June 30, 2004 was filed today with the Securities and Exchange Commission. This press release should be read in conjunction with that filing, which is available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended June 30, 2004 and the company’s annual report on Form 10-K for the year ended December 31, 2003. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change under the company’s “grow, fix or sell” strategy.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and equivalents	$514.4	$721.6
Accounts receivable, net	1,030.5	989.1
Inventories, net	746.5	645.8
Other current assets	91.6	86.4
Deferred income taxes	194.5	197.4
Assets of discontinued operations	36.5	54.9

Total current assets	2,614.0	2,695.2
Property, plant and equipment	1,285.6	1,242.7
Accumulated depreciation	(572.3)	(526.4)

Net property, plant and equipment	713.3	716.3
Goodwill	2,928.7	2,917.3
Intangibles, net	669.7	619.2
Other assets	663.2	677.0

Total assets	$7,588.9	$7,625.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$586.9	$583.3
Accrued expenses	724.7	822.1
Short-term debt	91.3	87.9
Current maturities of long-term debt	37.0	24.8
Liabilities of discontinued operations	10.0	12.2

Total current liabilities	1,449.9	1,530.3
Long-term debt	2,512.0	2,530.2
Deferred income taxes	815.2	850.8
Other long-term liabilities	624.0	644.1

Total long-term liabilities	3,951.2	4,025.1
Minority interest	2.4	2.4
Shareholders’ equity:
Common stock	902.7	878.1
Paid-in capital	978.6	897.2
Retained earnings	767.7	714.2
Unearned compensation	(88.0)	(40.7)
Accumulated other comprehensive income	214.3	207.2
Common stock in treasury	(589.9)	(588.8)

Total shareholders’ equity	2,185.4	2,067.2

Total liabilities and shareholders’ equity	$7,588.9	$7,625.0

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues	$1,453.4	$1,255.0	$2,748.0	$2,353.3
Costs and expenses:
Cost of products sold	1,054.1	870.1	1,981.4	1,641.4
Selling, general and administrative	285.8	238.5	550.5	458.3
Intangible amortization	5.2	2.3	8.6	4.6
Special charges, net	19.1	24.2	22.0	33.4

Operating income	89.2	119.9	185.5	215.6
Other (expense) income, net	(2.2)	(1.2)	(5.1)	0.8
Equity earnings in joint ventures	6.7	7.7	12.4	17.7
Interest expense, net	(34.8)	(45.6)	(76.3)	(90.8)

Income from continuing operations before income taxes	58.9	80.8	116.5	143.3
Income tax benefit (provision)	12.2	(29.9)	(8.5)	(53.0)

Income from continuing operations	71.1	50.9	108.0	90.3
(Loss) income from discontinued operations, net of tax	(16.5)	2.9	(16.5)	(28.1)

Net income	$54.6	$53.8	$91.5	$62.2

Basic income per share of common stock
Income from continuing operations	$0.95	$0.65	$1.45	$1.15
(Loss) income from discontinued operations	(0.22)	0.04	(0.22)	(0.36)

Net income per share	$0.73	$0.69	$1.23	$0.79

Weighted average number of common shares outstanding	74.686	77.567	74.404	78.606
Diluted income per share of common stock
Income from continuing operations	$0.94	$0.65	$1.43	$1.14
(Loss) income from discontinued operations	(0.22)	0.04	(0.22)	(0.35)

Net income per share	$0.72	$0.69	$1.21	$0.79

Weighted average number of common shares outstanding	75.426	77.903	75.692	78.903

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Six months ended
	June 30,
	2004	2003
Cash flows from (used in) operating activities:
Net income	$91.5	$62.2
Loss from discontinued operations, net of tax	16.5	28.1

Income from continuing operations	108.0	90.3
Adjustments to reconcile income to net cash from operating activities—	—	—
Special charges, net	22.0	33.4
Loss on sale of assets	0.3	—
Deferred income taxes	(8.4)	21.4
Depreciation	52.8	56.2
Amortization of intangibles and other assets	9.8	5.1
Accretion of LYONs	8.8	10.8
Employee benefits	23.2	15.9
Stock-based compensation	11.6	2.8
Other, net	(4.5)	12.5
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	24.0	39.0
Inventories	(77.6)	(32.7)
Accounts payable, accrued expenses, and other	(202.2)	(57.5)
Cash spending on restructuring actions	(16.1)	(39.7)

Net cash (used in) from continuing operations	(48.3)	157.5
Net cash (used in) from discontinued operations	(1.8)	11.8

Net cash (used in) from operating activities	(50.1)	169.3

Cash flows from (used in) investing activities:
Proceeds from asset sales	12.0	160.1
Business acquisitions and investments, net of cash acquired	(96.5)	(182.2)
Capital expenditures	(26.9)	(35.7)

Net cash used in continuing operations	(111.4)	(57.8)
Net cash used in discontinued operations	—	(0.5)

Net cash used in investing activities	(111.4)	(58.3)

Cash flows from (used in) financing activities:
Additional debt borrowings	—	293.8
Repayments of debt borrowings	(45.7)	(241.5)
Net borrowings under other financing arrangements	3.4	17.8
Purchases of common stock	—	(143.4)
Proceeds from the exercise of employee stock options	34.6	0.9
Dividends paid	(38.0)	—

Net cash used in continuing operations	(45.7)	(72.4)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(45.7)	(72.4)

Net change in cash and equivalents	(207.2)	38.6
Consolidated cash and equivalents, beginning of period	721.6	541.3

Consolidated cash and equivalents, end of period	$514.4	$579.90

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

(Unaudited)

($ in millions)

	Three months ended			Six months ended
	June 30,			June 30,
	2004	2003	%	2004	2003	%
Technical Products and Systems (1)

Revenues	$333.1	$312.0	6.8%	$643.5	$574.1	12.1%
Gross profit	120.7	123.8		237.9	227.3
Selling, general & administrative	85.5	73.6		165.7	141.0
Intangible amortization	1.5	1.0		3.4	2.0

Segment income	$33.7	$49.2	-31.5%	$68.8	$84.3	-18.4%

as a percent of revenues	10.1%	15.8%		10.7%	14.7%

Industrial Products and Services

Revenues	$421.9	$379.2	11.3%	$792.3	$719.4	10.1%
Gross profit	87.2	88.8		162.2	161.6
Selling, general & administrative	56.9	45.1		105.0	88.4
Intangible amortization	0.6	0.6		1.4	1.2

Segment income	$29.7	$43.1	-31.1%	$55.8	$72.0	-22.5%

as a percent of revenues	7.0%	11.4%		7.0%	10.0%

Flow Technology (1)
Revenues	$264.8	$213.7	23.9%	$499.2	$415.1	20.3%
Gross profit	77.7	74.3		158.6	146.2
Selling, general & administrative	49.3	43.3		98.2	87.6
Intangible amortization	0.3	0.4		0.6	0.7

Segment income	$28.1	$30.6	-8.2%	$59.8	$57.9	3.3%

as a percent of revenues	10.6%	14.3%		12.0%	13.9%

Cooling Technologies and Services
Revenues	$200.1	$152.3	31.4%	$375.8	$285.2	31.8%
Gross profit	49.8	39.0		91.9	73.4
Selling, general & administrative	27.1	22.4		55.6	41.0
Intangible amortization	2.4	0.3		2.8	0.6

Segment income	$20.3	$16.3	24.5%	$33.5	$31.8	5.3%

as a percent of revenues	10.1%	10.7%		8.9%	11.2%

Service Solutions
Revenues	$233.5	$197.8	18.0%	$437.2	$359.5	21.6%
Gross profit	63.9	59.0		116.0	103.4
Selling, general & administrative	36.4	34.6		74.3	64.7
Intangible amortization	0.4	—		0.4	0.1

Segment income	$27.1	$24.4	11.1%	$41.3	$38.6	7.0%

as a percent of revenues	11.6%	12.3%		9.4%	10.7%

Total segment income	138.9	163.6		259.2	284.6
Corporate expenses	(23.7)	(18.1)	30.9%	(40.1)	(32.8)	22.3%
Stock-based compensation	(6.9)	(1.4)		(11.6)	(2.8)
Special charges, net (1)	(19.1)	(24.2)		(22.0)	(33.4)

Consolidated operating income	$89.2	$119.9	-25.6%	$185.5	$215.6	-14.0%

(1)	Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW FROM CONTINUING OPERATIONS

(Unaudited)

($ in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net cash (used in) from continuing operations	$33.6	$107.0	$(48.3)	$157.5
Capital expenditures	(17.8)	(21.0)	(26.9)	(35.7)

Free cash flow (used in) from continuing operations	$15.8	$86.0	$(75.2)	$121.8

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

(Unaudited)

($ in millions)

	Six months ended 6/30/2004
Beginning cash	$721.6
Operational cash flow	(50.1)
Acquisitions and investments	(96.5)
Capital expenditures	(26.9)
Proceeds from asset sales	12.0
Net borrowings / (payments)	(42.3)
Proceeds from the exercise of employee stock options	34.6
Dividends paid	(38.0)

Ending cash	$514.4

	Ending Debt 12/31/2003	Net Change	Acquisitions/ Currency	LYONs Discount Accretion	Ending Debt 6/30/2004
Revolver	$—	—	—	—	$—
Tranche A	208.1	(11.2)	—	—	196.9
Tranche B	891.0	(4.5)	—	—	886.5
LYONs, net of unamortized discount	640.8	—	—	8.8	649.6
7.5% Senior Notes	500.0	—	—	—	500.0
6.25% Senior Notes	300.0	—	—	—	300.0
Other	103.0	(26.6)	30.9	—	107.3

Totals	$2,642.9	$(42.3)	$30.9	$8.8	$2,640.3